Exhibit 10.1

February 19, 2014

Via Hand Delivery

Philip Beck

Re:Terms of Separation

Dear Philip:

This letter confirms the agreement (this “Agreement”) between you and Planet Payment, Inc. (the “Company”), concerning your separation from the Company, and hereby offers you certain benefits to which you would otherwise not be entitled, conditioned upon your provision of a general release of claims and covenant not to sue in favor of the Company and your other promises herein.  You and the Company shall collectively be referred to as the “Parties.”

Whereas, the Parties entered into that certain Executive Retention Agreement dated February 9, 2010 (the “Retention Agreement”), through which you were employed by the Company as its Chief Executive Officer;

Whereas, the Parties have agreed to the terms of your separation from the Company as Chief Executive Officer and your continuing as Chairman of the Board of Directors of the Company (the “Board”) and a consultant to the Company as more fully set forth below;

Whereas, the Parties desire to fully and finally discharge, compromise, settle, and resolve any and all disputes, claims or controversies between the Parties, including those arising from or related to the Retention Agreement and your separation from the Company;

Whereas, the Parties expressly acknowledge that the Retention Agreement and the separation benefits set forth therein are superseded and replaced in full by this Agreement; and

Now, therefore, the Parties enter into this Agreement under the following terms:

1.         Separation Date:  February 19, 2014 is your last day of employment with the Company (the “Separation Date”).

2.         Final Pay:  By your signature below, you acknowledge that on or prior to the Company’s next regularly-scheduled payroll date (currently scheduled for February 28, 2014),  (a) the Company will pay you for all earned wages and accrued and unused paid time off, and (b) the Company will reimburse you for reasonable and necessary business expenses due you by the Company as of the Separation Date.  The Company will pay all reasonable and necessary business expenses on the Company’s American Express card in the ordinary course of business.

Philip Beck

Attached as Exhibit A to this Agreement is certain information regarding final payment and other benefits that will cease as of the Separation Date.

3.         Separation Benefits:  In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, and following the Effective Date of this Agreement (defined below), the Company agrees to provide you with:

(a) Severance:  The Company will pay you the aggregate gross amount of $370,000, less applicable and required state and federal payroll deductions, which equals twelve (12) months of your base salary as of the date of this Agreement (the “Severance”).  The Severance shall be paid according to the following schedule: (i) a payment of $92,500 shall be paid within ten (10) calendar days following the Effective Date of this Agreement (the “Initial Payment”); and (ii) payments of $92,500 shall be paid within ten (10) calendar days following the three-month anniversary of the Separation Date (i.e., May 19, 2014), six-month anniversary of the Separation Date (i.e., August 19, 2014) (the “Six Month Anniversary Date” and such payment, the “Six Month Anniversary Payment”) and nine-month anniversary of the Separation Date (i.e., November 19, 2014) (the “Nine Month Anniversary Date” and such payment, the “Nine Month Anniversary Payment”); provided, that, if any payment would occur later than March 15, 2015 then all such payments shall be made on March 15, 2015.

(b) Service on Board:  You agree and acknowledge that you shall continue to serve as Chairman of the Board until such time as the Board determines to elect another director as Chairman of the Board.  You also agree and acknowledge that the Board shall have sole and unfettered discretion as to whether it will nominate you for election to the Board at any future annual meeting of the Company’s stockholders.  During your service on the Board as a director,  (i) you will be paid in accordance with the Company’s cash and equity compensation policy for non-employee directors as in place and approved by the Board from time to time (for the avoidance of doubt, if you continue to serve on the Board immediately following the Company’s 2014 annual stockholder meeting, you will receive an equity award in the form and in an amount equal to the equity awards granted to other non-employee directors (in an amount consistent with and not less than a continuing director and not a “new” non-employee director) and you will not receive any equity awards for your services as a non-employee director for the period of time between the Separation Date and the Company’s 2014 annual stockholder meeting), (ii) the Company will reimburse your customary and reasonable travel expenses in attending meetings of the Board,  (iii) you will retain your Company-issued cell phone, two phone numbers identified and mutually agreed between you and the Company, and your Mac Air laptop (the “Retained Items”) and (iv) your Company e-mail will remain active.

(c) COBRA:  Upon your timely election to continue your existing health benefits under COBRA, and provided, however, that (i) you constitute a qualified beneficiary, as defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) you elect continuation coverage within the time period prescribed pursuant to COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the

Philip Beck

Company will pay the insurance premiums to continue your existing health benefits through August 30, 2015.  You will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period.  Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Section 4980 of the Code as a result of providing some or all of the payments described in this Section 3, the Company will pay you an amount in cash equal to each remaining COBRA premium as taxable compensation in monthly installments.

(d) Consultancy:  Following the Separation Date, the Company agrees to engage you as a consultant (the “Consultancy”).  During the Consultancy, you agree to make yourself reasonably available to provide transitional services for the days, amount of time and services as expressly requested by the Company’s Chief Executive Officer in writing and to which you agree, for which the Company will compensate you at the rate of $2,000 per day of service plus necessary travel expenses and other business expenses reasonably incurred in the performance of such services, all such expenses as approved in advance in writing by the Company’s Chief Executive Officer, and you will be given access to those internal systems as the Company’s Chief Executive Officer determines are necessary to the provision of your services.  You agree and acknowledge that the Chief Executive Officer shall have sole and unfettered discretion as to whether you will provide any transitional services, that there is no minimum hours per month and that the Consultancy may be terminated by the Company at any time.

(e) Indemnification:  The terms of that certain Indemnification Agreement, dated as of July 1, 2006, by and between you and the Company shall govern all claims related to actions arising prior to the Separation Date to the fullest extent permitted by law, and the Company shall continue to provide coverage under the Company’s Directors and Officers Insurance Policy for not less than twenty-four (24) months following the Separation Date under substantially the same terms in effect immediately prior to the Separation Date.  Your Indemnification Agreement shall continue in full force and effect and you shall be covered under the Company’s Directors and Officers Insurance Policy for so long as you serve as a director and a consultant of the Company and for such period thereafter as is generally applicable to all other directors.

By signing below, you acknowledge that you are receiving the consideration outlined in this Agreement in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the consideration.

4.         Return of Bonus:  During 2013, you received advanced payments of your bonus in the aggregate gross amount of $120,000 (the “Bonus Amount”), which payments were advances on your target bonus for 2013 subject to the achievement of the specified corporate objectives necessary to earn such target bonus.  $82,441.12 of the Bonus Amount was paid to you directly (the “Cash Amount”) and $37,558.88 of the Bonus Amount was remitted to the taxing authorities (the “Tax Amount”).  You agree and acknowledge that the Company did not achieve all of the specific corporate objectives to earn the Bonus Amount and in exchange for your receipt of the separation benefits set forth in Section 3, you agree to the following:

Philip Beck

 (a)      repay the Cash Amount to the Company, within six (6) months following the Effective Date of this Agreement; provided, that, (i) if any part of the Cash Amount remains unpaid as of the Six Month Anniversary Date, then the Company shall reduce the Six Month Anniversary Payment by the amount of such unpaid Cash Amount and (ii) after the application of clause (i), if any part of the Cash Amount remains unpaid as of the Nine Month Anniversary Date, then the Company shall reduce the Nine Month Anniversary Payment by the amount of such unpaid Cash Amount; and

(b)      file your tax returns in a manner consistent with the Company with respect to the treatment of the Bonus Amount, Cash Amount and Tax Amount and to not make any filings or otherwise correspond with the tax authorities with respect to the Bonus Amount, Cash Amount and Tax Amount unless approved by the Company.

5.         Equity:

(a)      Outstanding Options.  Your outstanding options to purchase shares of the Common Stock granted under the Company’s 2006 Equity Incentive Plan and 2012 Plan (the “Stock Options”) shall accelerate in full and become fully vested as of the Separation Date and the Exercise Period (as defined in the 2006 Equity Incentive Plan and the 2012 Plan) shall be extended so as to expire on the shorter of (a) three (3) years, or (b) the remaining term applicable to such options option, both (a) and (b) as measured from the date that you cease to provide services to the Company as a director and consultant.

(b)      Outstanding Restricted Stock.  The restricted shares of Common Stock granted pursuant to that certain Long-Term Incentive Restricted Stock Agreement, dated as of July 26, 2011 (the “Restricted Stock Agreement”) shall remain outstanding and the terms of the Restricted Stock Agreement shall remain in full force and effect without any modification or amendment as a result of the execution and effectiveness of this Agreement. For the avoidance of doubt, you hereby agree and acknowledge that, as of the Separation Date, 35% of the Shares (as defined in the Restricted Stock Purchase Agreement) subject to the Restricted Stock Agreement shall be forfeited and subject to the Repurchase Option (as defined in the Restricted Stock Agreement), on a pro rata basis among each of the four Performance Goals (as set forth in Section 3.2.2 of the Restricted Stock Agreement),  and that the Company hereby exercises its Repurchase Option at the price of $1.00 in the aggregate.

(c)      New Restricted Stock Grant:  As you know, the Company is currently in a close period and is therefore unable to enter into any dealing with you regarding its securities. However, it is the Board's non-binding intention to, subject to compliance with applicable laws and regulations, grant you 150,000 shares (the “Shares”) of the Company’s common stock (“Common Stock”) under the Company’s 2012 Equity incentive Plan (the “2012 Plan”) at a purchase price per share of $0.01 for a total purchase price of $1,000 (such amount to be offset against the Initial Payment), which shall vest in full if (i) on or before May 31, 2015, the closing price of Common Stock on The NASDAQ Stock Market is equal to or great than $6.00 per share of Common Stock (the “Per Share Target”) for 30 consecutive trading days and (ii) you are still serving as the Chairman of the Board on the 30th consecutive day referred to in clause (i);

Philip Beck

provided, that, upon the consummation of a Corporate Transaction (as defined in the 2012 Plan) on or before May 31, 2015 (provided, that, you are still serving as the Chairman of the Board as of such date), the Shares shall vest in full only if (1) the consideration for the Corporate Transaction paid to each share of the Common Stock is equal to or greater than to the Per Share Target or (2) the Fair Market Value (as defined in the 2012 Plan) of the Common Stock immediately following such Corporate Transaction is equal to or greater than the Per Share Target.  It is the Board’s non-binding intent to authorize the issuance of the Shares once the Company is in an open period and is able to do so.

6.         Return of Company Property:  You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control, except as expressly permitted by this Agreement; provided, that, at the conclusion of your service as a director you shall have the option to purchase your Company-issued cell phone and Mac Air laptop for an aggregate purchase price of $100.00.

7.         Proprietary Information:  You hereby acknowledge that you are bound by the attached Confidentiality, Non-Disclosure and Invention Assignment Agreement dated January 1, 2006 and attached as Exhibit B hereto (the “Invention Assignment Agreement”) and that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Invention Assignment Agreement), that you will hold all Proprietary Information in  strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that, other than as expressly permitted by this Agreement (including, for the avoidance of doubt, the Retained Items), you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof, and that the Invention Assignment Agreement shall continue to apply during the term of your Consultancy; provided, that, all references to “Employee” therein shall be deemed to apply to you as a consultant and Section 4(a) of the Invention Assignment Agreement shall be replaced with the following:

“You hereby irrevocably assign to the Company all of your rights, titles and interests in any and all Work Product created and/or generated by you individually or in concert with others in the course of your rendition of services to the Company in your capacity as a paid consultant.  You acknowledge that all Work Product shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be treated as “work for hire” as if such work was undertaken by an employee, or otherwise by a person for consideration.  The Company shall be the sole owner of all intellectual property and similar or related rights in connection with the Work Product.  You hereby assign to the Company and all right, title and interest you may have or acquire in all Work Product, including, but not limited to, those in foreign countries.  You further agree to assist the Company (at the Company’s expense) in every reasonable way to obtain, from time to time, all rights on said Work Product in any and all countries.  “Work Product” shall include, but not be limited to, any and all contracts,

Philip Beck

proposals, files, studies, recommendations, presentation materials, work papers, trade secrets, know-how research, techniques or strategies, analyses, models, reports, forms, memoranda, notes, records, drawings, sketches, writings, methods, lists, charts, designs, specifications, computer programs, software, data, hardware, apparatus, processes, formulas, patent and trademark applications, or other intellectual property, information or work product that you alone or jointly with others may conceive, invent, discover, make, develop, produce, modify or improve upon for the Company in pursuit of your activities under this Agreement, whether during or after regular working hours.”

8.         General Release and Waiver of Claims:

(a) The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options, equity or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company.  To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, stockholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims arising from or related to the Retention Agreement, claims under Title VII of the 1964 Civil Rights Act, as amended, the New York Human Rights Law and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.

(b) You hereby acknowledge that you are aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee.  With knowledge of this principle, you hereby agree to expressly waive any rights you may have to that effect.

(c) The Parties do not intend to release claims that may not be released as a matter of law, including but not limited to claims for indemnity (including under Section 3(e) of this Agreement), or any claims for enforcement of this Agreement, the Stock Options or the Restricted Stock Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

Philip Beck

9.         Covenant Not to Sue:

(a) To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees which is based in whole or in part on any matter released by this Agreement.

(b) Nothing in this Section 9 shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints.  However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

(c) Nothing in this Section 9 shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

10.         Nondisparagement:  You agree that you will not disparage Releasees or their products, services, agents, representatives, directors, officers, stockholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.  The Company agrees that its officers and members of its Board (during such time as which they are serving as an officer of the Company or a member of the Board) will not disparage you with any written or oral statement.  Nothing in this Section 10 shall prohibit you or the Company from providing truthful information in response to a subpoena, as required by law or other legal process.

11.         Code Section 409A:  To the extent (a) any payments or benefits to which you become entitled under this Agreement, or under any other agreement or Company plan, in connection with your retirement or termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such retirement or termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 11 shall be paid to you or your beneficiary in one

Philip Beck

payment (without interest).  Any retirement or termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable regulations thereunder. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”). To the extent any payment hereunder may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A of the Code under another provision of Section 409A of the Code.  To the extent that any payment under this Agreement is subject to Section 409A of the Code and  ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Philip Beck

12.         Arbitration:

(a)      Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

(b)      Costs of Arbitration. All costs of arbitration, including your reasonable attorney’s fees, will be borne by the Company, except that if you initiate arbitration and the arbitrator finds your claims to be frivolous you shall be responsible for his own costs and attorneys fees.

(c)      Site of Arbitration. The site of the arbitration proceeding shall be in New York City, New York.

13.         Non-Competition Agreement:  You agree that the Non-Competition Agreement, dated as of February 22, 2006, by and between you and the Company (the “Non-Competition Agreement”), shall remain outstanding and the terms of the Non-Competition Agreement shall remain in full force and effect without any modification or amendment as a result of the execution and effectiveness of this Agreement

14.         Attorneys’ Fees:  If any action is brought to enforce the terms of this Agreement that is not subject to mandatory arbitration pursuant to Section 12 above, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

15.         No Admission of Liability:  This Agreement is not and shall not be construed or contended by either party to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, stockholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns or you.  This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

16.         Complete and Voluntary Agreement:  This Agreement, together with Exhibit A and Exhibit B hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersede all prior negotiations and agreements, whether written or oral, relating to such subject matter, specifically including but not limited to the Retention

Philip Beck

Agreement; provided, however, that this Agreement expressly does not supersede, modify, amend or affect the Indemnification Agreement, the Invention Agreement (except as expressly set forth in Section 7 herein), the Non-Competition Agreement and the Restricted Stock Agreement.  You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.

17.         Severability:  The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.  Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the Parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

18.         Modification; Counterparts; Electronic Signatures:  It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Execution of a facsimile, PDF or other electronic signature (e.g., DocuSign, EchoSign) shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

19.          Review of Separation Agreement; Expiration of Offer:  You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you consulted with an attorney prior to signing this Agreement.  You also understand that you may revoke this Agreement within seven (7) days of signing this document and that the benefits to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day revocation period.  This offer shall expire following the twenty-one (21) day review period.

20.         Effective Date:  This Agreement is effective on the eighth (8th) day after you sign it and without revocation by you.

21.         Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, that, your right to indemnification subject to Section 3(e) shall be governed by the laws of the State of Delaware.

Philip Beck

We appreciate your contributions to the Company.

Sincerely,

Planet Payment, Inc.

By:	/s/ Carl J. Williams
Name:	Carl J. Williams
Title:	President

READ, UNDERSTOOD AND AGREED

/s/ Philip Beck	Date:	February 19, 2014
Philip Beck

Philip Beck

EXHIBIT A

SALARY PAYMENT:  Your final salary payment in the gross amount of $4,269.24

VACATION PAY:  Your unused pro-rata vacation entitlement through the Separation Date is eight (8) vacation days, consisting of 5 unused vacation days from 2013 plus 3 accrued but unused vacation days from 2014.  You will be paid your unused vacation entitlement in the gross amount of $11,384.62, less all applicable deductions required by law.

LIFE INSURANCE:  Coverage under your present plan will end on the Separation Date.  However, you can convert your basic life insurance to an individual policy issued by Lincoln Financial Group.  If you are interested in an individual policy, please complete the Lincoln Financial Group conversion form - Group Policyholder:  Planet Payment, Group Policy Number - 000010185077 and mail it as noted in the “Application for Conversion of Group Life Insurance – Section A.  Employee/Member” section on the first page.  You became insured under the Group Policy on January 1, 2014 and the group insurance for you terminated on the Separation Date.  You will have 31 days from the Separation Date to notify Lincoln Financial of your interest in converting your coverage.

FLEXIBLE SPENDING ACCOUNT with ADP:  If you have a balance in your 2013 and/or the 2014 Plan, you will have 30 days from the Separation Date to submit for reimbursement all eligible charges you incurred prior to your last day of employment.  Any amounts remaining in your Flexible Spending Account after that date, pursuant to Plan rules, will be forfeited to the Company.

401(k) PLAN:  As a participant of the 401(k) Plan, payroll deductions will end with your last pay.  A distribution form which you may use to instruct MassMutual to close or make a distribution from your 401(k) Plan account is enclosed with this letter.  The completed form should be sent to Jane Yaeger, Director, Human Resources, Planet Payment, Inc., 100 West Commons Blvd, Suite 200, New Castle, DE 19720, telephone number: (302) 221-6031, fax: (302) 689 4604, or email: jyaeger@planetpayment.com.  If you have any questions about your Planet Payment 401(k) account  and/or your 401 (k) loan, please speak with a representative at MassMutual by calling: Retirement Plan Information Line1-800-854-0647, the Planet Payment Plan ID number is: 110523450.

Additionally, for any questions you may have regarding that portion of your 401(k) account that is held at Morgan Stanley Smith Barney, please contact Alan.R.Greenberg@mssb.com, (516) 773-7235.

FUTURE ADDRESS & EMAIL CHANGES:  As it may be necessary for the Company to reach you in the future, we request that you notify the Company if you change your residence or email address.  All such notifications should be sent to Jane Yaeger, Director, Human Resources, Planet Payment, Inc., 100 West Commons Blvd, Suite 200, New Castle, DE 19720, (302) 221-6031, fax: (302) 689 4604 or email: jyaeger@planetpayment.com.

Philip Beck

EXHIBIT B

CONFIDENTIALITY, NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

CONFIDENTIALITY, NON-DISCLOSURE AND INVENTION ASSIGNMENT AGREEMENT

_Philip D. Beck___________________________ (the “Employee”), having an address at ______________________________________ in his/her capacity as employee of Planet Group, Inc. or one of its subsidiaries (collectively the “Discloser”), shall have access to information relating to the Discloser, as defined below.  Such information relates to certain business activities, services and products of Planet Group, Inc., and its subsidiaries (“the Business”) including but not limited to, the payment processing business of Discloser.  For the purpose of permitting and enabling Employee to perform his/her duties, for the Discloser, Discloser has agreed to disclose to Employee, and allow the Employee to have access to certain confidential information concerning the Business, upon the terms and conditions set forth herein.

In consideration of the Discloser agreeing to disclose and allow access to the Confidential Information (as hereinafter defined) to Employee, Employee hereby agrees as follows:

1.

The term “Confidential Information” means all of the information and/or data disclosed by Discloser and/or its officers, shareholders or agents to Employee orally, in writing, by computer or other medium, by demonstration, by supply of samples and parts or in any other manner, or otherwise accessible to the Employee, concerning the Business or its clients, including but not limited to computer programming and software, Company products and services, systems, functionality, designs, hardware, parts, concepts, specifications, features, techniques, plans, marketing, sales, performance, cost, pricing, supplier and customer information, credit and debit cardholder information, data, tables, schedules, contracts and other information concerning the Discloser and its clients that is not otherwise publicly accessible, including all information received by the Company from third parties which is subject to an obligation of confidentiality.

2.

Employee acknowledges that the Business and the Confidential Information are valuable, special, and unique assets of Discloser or comprises information which the Discloser has a duty to keep confidential, whether by contract, law, regulations or otherwise, and Employee agrees to keep all of the Confidential Information in strict confidence, and will not at any time without the prior written consent of the Discloser:

b.	Disclose, use, copy, distribute or disseminate any of the Confidential Information to any third person, or permit any third person to examine, use or derive benefit from the Confidential Information;

Use, directly or indirectly, any of the Confidential Information otherwise than for the purpose of performing his/her duties as an employee of the Company.  Without prejudice to the generality of the foregoing, in the event that for whatever reason the employment is terminated, Employee shall have no right to utilize any of the Confidential Information or any evaluation thereof for any purpose whatsoever, nor to derive any benefit thereof, nor shall Employee have any rights whatsoever in respect thereof and Employee shall upon demand by the Discloser return to it all information, documents, disks, or other media, samples and parts and all copies thereof which contain or incorporate any part of the Confidential Information.

3.

Employee acknowledges that he/she has received and read a copy of the Company’s Information Security Policy and Procedures, a copy of which is attached hereto.  Employee agrees that it shall at all times comply with the Information Security Policy and Procedures from time to time in force.  Employee acknowledges that breach of this policy or any other provision of this Agreement may be grounds for immediate dismissal.

4.

All ideas, concepts, information, and written material disclosed to Employee by the Company, or acquired from a customer or prospective customer of the Company, are and shall remain the sole and exclusive property and proprietary information of the Company or such customers, and are disclosed in confidence by the Company or permitted to be acquired from such customers in reliance on Company’s agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Company’s business.

c.

Any and all inventions, discoveries, improvements, or creations (collectively “Creations”) which Employee has conceived or made or may conceive or make during the period of employment in any way, directly or indirectly, connected with the Company shall be the sole and exclusive property of the Company.  The Employee agrees that all copyrightable works created by Employee or under the Company’s direction in connection with the Company’s business are “works made for hire” and shall be the sole and complete property of the Company and that any and all copyrights to such works shall belong to the Company.  To the extent such works are not deemed to be “works made for hire,” Employee hereby assigns all proprietary rights, including copyright, in these works to the Company without further compensation.

d.

Employee further agrees to (i) disclose promptly to the Company all such Creations which Employee has made or may make solely, jointly, or commonly with others, (ii) assign all such Creations to the Company, and (iii) execute and sign any and all applications, assignments, or other instruments which the Company may deem necessary in order to enable it, at its expense, to apply for, prosecute, and obtain copyrights, patents or other proprietary rights in the United States and foreign countries or in order to transfer to the Company all right, title, and interest in said Creations.

5.

Notwithstanding anything to the contrary, no information shall be subject to the restrictions against disclosure or use hereunder, if it is required to be disclosed by any law or court of competent jurisdiction.

6.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and Employee hereby submits to the exclusive jurisdiction of the federal and State courts located in the State of New York, with respect to any dispute or matter arising hereunder.

7.

Discloser shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of any of the agreements made herein by or on behalf of Employee.  Such remedies shall not be deemed to be the exclusive remedies for any breach of this Agreement by Employee, but shall be in addition to all other remedies available at law or in equity.
8.

The invalidity or unenforceability of any provision hereof shall not affect or restrict the effectiveness of any other provision and any provision hereof which is held invalid or unenforceable shall be deleted from this Agreement.

9.

The making of any agreement with Discloser shall not operate to relieve Employee of any liability hereunder, arising out of any breach of the terms hereof occurring prior to the making of such agreement.

AGREED & ACCEPTED this 1st day of January 2006

/s/ Philip D. Beck
Name: